Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2007, accompanying the consolidated financial statements, incorporated therein by reference, and our report dated March 14, 2007 accompanying management’s assessment of the effectiveness of internal control over financial reporting, included therein, in the Annual Report of Old Second Bancorp, Inc. on Form 10-K for the year ended December 31, 2006.   We hereby consent to the incorporation by reference of the aforementioned reports in this Registration Statement and Joint Proxy/Prospectus and to the use of our name as it appears under the caption “Experts”.

/s/GRANT THORNTON LLP

Chicago, Illinois
December 18, 2007